Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2004 and 2003
(in millions)

	First Quarter
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$21,770	$12,221

Cash flows from operating activities before securities trading	8,417	7,585
Net sales/(purchases) of trading securities	(1,379)	190

Net cash flows from operating activities	7,038	7,775

Cash flows from investing activities
Capital expenditures	(1,280)	(1,496)
Acquisitions of receivables and lease investments	(15,432)	(17,584)
Collections of receivables and lease investments	11,464	10,749
Net acquisitions of daily rental vehicles	(1,041)	(385)
Purchases of securities	(1,344)	(715)
Sales and maturities of securities	1,576	681
Proceeds from sales of receivables and lease investments	3,290	10,966
Proceeds from sale of businesses	100	157
Repayment of debt from discontinued operations	—	1,421
Cash paid for acquisitions	—	(8)
Other	15	47

Net cash (used in)/provided by investing activities	(2,652)	3,833

Cash flows from financing activities
Cash dividends	(183)	(183)
Net sales/(purchases) of Common Stock	(60)	(22)
Changes in short-term debt	4,725	2,197
Proceeds from issuance of other debt	4,491	3,952
Principal payments on other debt	(16,868)	(10,718)
Other	2	17

Net cash (used in)/provided by financing activities	(7,893)	(4,757)

Effect of exchange rate changes on cash	(73)	133

Net increase/(decrease) in cash and cash equivalents	(3,580)	6,984

Cash and cash equivalents at March 31	$18,190	$19,205